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EXHIBIT 10.8

                         LANDWARD INTERNATIONAL LIMITED
   Hong Kong Office: Suite 1501, Ginza Plaza, 2A Sai Yeung Choi Street South
                          Mongkok, Kowloon, Hong Kong
            Tel: (+852) 2815 0090 / 2815 0891 Fax: (+852) 2815 0303
--------------------------------------------------------------------------------

Peter C. Pang
Managing Director
Direct Telephone Numbers: USA 510 928 3959
China: 86-1380-920-1903
email: landward999@hotmail.com



December 29, 2002

Patrick Rogers, Chairman
Win Win, Inc.

VIA FACSIMILE: 702-233-4189

Re: Engagement of Landward International Ltd. in a limited consulting capacity

Dear Patrick:

Further to our discussion on the issue of cooperation, it is indeed our pleasure to propose the following simple consulting relationship between Win Win and Landward International

1) Win Win. Inc. (the "Company") will engage the consulting services of Landward International Ltd. ("Landward"), a duly registered Hong Kong corporation (owned 100% by the Pang Family), to further its business pursuits worldwide, or wherever the services are needed as directed by the Chairman of the Company. Peter Pang is the Managing Director of Landward and is expected to be the primary service provider to the Company on behalf of Landward. Mr. Pang will report to and take directions from both the Chairman and/or the President of the Company. Solely for purposes of affiliation identification, Mr. Pang will hold the title of "Vice President of Business Development". His primary responsibility will be to coordinate activities in China for and on behalf of Win Win as may be directed by the Chairman and/or President of the Company.

2) Notwithstanding the foregoing, neither Mr. Pang nor Landward is an employee of the Company and the relationship between the parties is strictly that of an independent contractor. As such, Mr. Pang is not entitled to any employee benefits or any other compensation except as expressly provided herein.

3) The consulting relationship with Landward is on a month-to-month basis. Either Landward or Win Win may terminate this consulting arrangement at anytime for any or


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                                             Letter to Patrick Rogers 12/29/2002

         no reasons whatsoever. Upon termination by Win Win, Landward is not entitled to any additional compensation or other additional benefits, except that Win Win shall pay Landward for the consulting services, plus expenses, due for the entire month in which termination is effectuated upon such termination. Payment for Landward's consulting services (plus expenses) shall be payable on a monthly basis and shall be payable to "Landward International Ltd." via wire transfer to:

               Landward International Ltd.
               C/o Hong Kong and Shanghai Banking Corporation Ltd. Account # 499-270536-838
               Ocean Centre Branch, Shop 355. 3/F Ocean Centre,
               5 Canton Road, Kowloon, Hong Kong
               Tel: 2735-8088 Fax: 2735-8896


         on the last business day of the month in the amount of:

                  $4,500 per month, plus reasonable pre-approved expenses for the month.

         In consideration of such payment, Landward (via Mr. Pang) will devote such time as necessary, perhaps as many as 30-35 hours per week (may vary), to execute and implement the tasks at hand as may be instructed from time-to-time by Win Win Chairman or President. However, Win Win also recognizes and accepts that Mr. Pang personally may have some scheduling conflicts from time-to-time which may require certain meetings or events to be rescheduled in order to accommodate his schedule. While priority will be given to Win Win matters wherever and whenever possible, both parties will try to accommodate the other as reasonably and fairly as possible.

4) In addition to the above monthly compensation, Landward is entitled to both "Performance Bonuses" as well as "Success Bonuses" to be granted by the Board of Win Win at its sole discretion, in the exercise of good faith and fairness for services rendered. Performance Bonuses shall be granted, if at all, every quarter and shall be in cash for excellent performance or service for the preceding quarter and may be from 20% to 100% of the monthly consulting fee or more. Success Bonuses shall be granted. If at all, for achieving certain milestones or financial thresholds or other measures of success as may be determined by the Board, and shall be in the form of Company Common Stock, and may be in any quantity to reflect and reward Landward for attaining such success.

5) The services of Landward, to be provided in person by Mr. Pang, do not include the provision of any legal services or the rendering of any legal advice. Said legal services will continue to be provided by IPO PANG P.C. at its customary and usual rates ($395 per hour), plus expenses, with 50% of its fees to be paid in cash and 50% to be paid in common registered stock of the Company valued on the date payment is due. Mr. Pang and the Company will mutually agree on which services are considered part of this retainer consulting agreement and which services are considered legal services. applying common sense and exercising good faith and fairness on each determination.



                                       2
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                                               Letter to Patrick Rogers 1/4/2003



         consulting agreement and which services are considered legal services, applying common sense and exercising good faith and fairness to each task.

6) With respect to helping Win Win during the transition period until its offices are set up and its own staff is employed in China, we have been advised by IPO PANG P.C. that the law firm will offer to utilize its China infrastructure to assist Win Win during this initial startup/transition phase by making available various secretarial and administrative personnel to assist with travel arrangements, routine written translation work, assistance with relocation of Win Win personnel, assist in identifying candidates for various positions, interview same and assist with the hiring, mail service, fax service, mobile phone set up, email services, and other secretarial and administrative support tasks that can be accomplished by personnel located at the Guangzhou, PRC offices without the need for traveling. For such services, IPO PANG P.C. will invoice Win Win the amount of $1000 per month, plus expenses (fax, copying, long distance calls, mobile, phone charges, etc.). This service is clearly understood to be "transitional" in nature (and anticipated to have an initial service period of 3 months) and hence, the service may be terminated at anytime without penalty, except that upon termination, Win Win is liable to pay the law firm the outstanding amount due for the entire month in which the termination is effectuated, plus expenses. Payment for such services shall be in cash and payable upon receipt of invoice from the law firm. In consideration of such payment, IPO PANG P.C. will assign two assistants (part-time) to assist Win Win Betty Yao and Shirley
         Lin, with Shirley being the primary (English speaking) assistant.

7) We believe the above reflects the letter and spirit of our general understanding and if you are in agreement of the above, please indicate your acceptance by signing in the space below.


Sincerely yours,

/s/ Peter C. Pang

Peter C. Pang
Managing Director


Accepted and Agreed;

/s/ Patrick Rogers
--------------------------
Patrick Rogers, Chairman
Win Win, Inc.


Date: